SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2010

Willimantic, Connecticut— July 28, 2010.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $713,000, or $0.06 basic and diluted earnings per share, for the quarter ended June 30, 2010 versus a net loss of $619,000, or $0.05 basic and diluted loss per share, for the quarter ended June 30, 2009.  The Company reported net income for the six months ended June 30, 2010 of $1.2 million, or $0.11 basic and diluted earnings per share, compared to a net loss of $563,000, or $0.05 basic and diluted loss per share, for the six months ended June 30, 2009.

Net interest income increased 3.6% to $6.5 million from $6.3 million and increased 5.2% to $13.0 million from $12.3 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009.  The increase in net interest income was primarily due to lower average rates paid on deposits and borrowings and a higher average balance of securities, offset by a decrease in the average rate earned on interest-earning assets and an increase in average deposits.

The provision for loan losses decreased $1.2 million and $1.5 million for the three and six months ended June 30, 2010, respectively, compared to the same periods in the prior year.  The lower provision in 2010 resulted from declines in nonperforming loans and net loan charge-offs, predominately in commercial real estate loans.  At June 30, 2010, nonperforming loans totaled $4.3 million, compared to $8.6 million at June 30, 2009.  Specific reserves relating to nonperforming loans increased to $516,000 at June 30, 2010, compared to $252,000 at June 30, 2009.  Net loan charge-offs were $167,000 and $435,000 for the three and six months ended June 30, 2010, respectively, compared to $1.7 million and $3.0 million for the three and six months ended June 30, 2009, respectively.  Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.3 million.

Noninterest income was $2.9 million and $2.7 million for the quarters ended June 30, 2010 and 2009, respectively, and $5.6 million for the first half of 2010 compared to $4.8 million for the same period in 2009.  Contributing to higher noninterest income for 2010 were increases in the net gain on the sale of securities, wealth management fees, service fees and other noninterest income.  Increases in the net gains on the sale of securities totaling $297,000 and $427,000 were reported for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009.  Higher wealth management fees of $66,000 and $127,000 resulted from an increase in trust service fees for the three and six months ended June 30, 2010, respectively, compared to the same periods in 2009.  Service fees increased $61,000 and $129,000 for the quarter and first half of 2010 primarily due to higher electronic banking usage.  The Company recorded other-than-temporary impairment charges on certain securities totaling $161,000 and $332,000 for the three and six months ended June 30, 2010, respectively, compared to $0 and $150,000 for the three and six months ended June 30, 2009, respectively.  The increase in other noninterest income for the first half of 2010 compared to 2009 was the result of lower impairment charges that were recorded to reduce the carrying value in the Bank’s small business investment company limited partnerships totaling $12,000 and $336,000, respectively.

Noninterest expenses decreased $280,000 for the three months ended June 30, 2010 and increased $263,000 for the six months ended June 30, 2010, compared to the same periods in 2009.  Salaries and employee benefits were lower for the quarter ended June 30, 2010 partly due to a reduction in share-based compensation expense.  For both the three and six months ended June 30, 2010, the Company experienced increases in holding costs associated with other real estate owned and in computer and electronic banking services expense as result of increased telecommunications costs and transaction activity.  Noninterest expenses for the second quarter of 2009 reflected an FDIC-imposed industry-wide 5 basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Total assets increased $17.1 million, or 2.0%, to $889.4 million at June 30, 2010 from $872.4 million at December 31, 2009, principally due to increases of $21.9 million in cash and cash equivalents and $1.4 million in loans held for sale, offset by decreases of $1.9 million in other real estate owned, $1.4 million in securities, $1.3 million in net deferred tax assets and $1.2 million in net loans receivable.  Cash and cash equivalents increased as a result of an increase in deposits.  During the first half of 2010, the Company acquired ownership of one commercial and two residential properties with a net carrying value of $980,000 into other real estate owned, and sold five residential and two commercial properties.  The sale of U.S. government and agency obligations contributed to the decline in securities.  The reduction in net unrealized losses on available for sale securities resulted in a decrease in net deferred tax assets.  A decline in loan originations and residential mortgage loan sales contributed to the decrease in net loans receivable.  Total loan originations decreased $40.6 million, or 44.5%, during 2010 as related to the comparable period in 2009 due to reduced demand and more prudent underwriting standards, as a result of adverse economic conditions.  Lower commercial loan originations were offset by the purchase of $19.6 million in USDA and SBA loans that are fully guaranteed by the U.S. government.

Total liabilities were $808.3 million at June 30, 2010 compared to $794.9 million at December 31, 2009.  Deposits increased $15.7 million, or 2.4%, which included increases in NOW and money market accounts of $18.8 million, noninterest-bearing deposits of $2.9 million and savings accounts of $2.3 million, offset by a decrease in certificates of deposit of $8.3 million.  Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 million at June 30, 2010, resulting from net repayments of Federal Home Loan Bank advances with excess funds from deposit inflows.

Total stockholders’ equity increased $3.7 million from $77.5 million at December 31, 2009 to $81.2 million at June 30, 2010.  The increase in stockholders’ equity was attributable to a decrease in net unrealized losses on securities aggregating $2.4 million (net of taxes) and earnings of $1.2 million.  At
June 30, 2010, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Performance during the second quarter continues to demonstrate steady improvement in a number of key areas, including net interest income and noninterest expenses.  Asset quality remains solid and commercial lending activity has been increasing.  We continue to pursue opportunities to improve performance while maintaining a strong capital position as we monitor the impact of regulatory reform and the economy,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars In Thousands / Unaudited)	June 30, 2010	December 31, 2009
ASSETS
Noninterest-bearing cash and due from banks	$13,332	$12,889
Interest-bearing cash and cash equivalents	32,761	11,315
Securities	190,598	191,950
Loans held for sale	1,835	396
Loans receivable, net	606,514	607,692
Bank-owned life insurance	8,877	8,734
Other real estate owned	1,745	3,680
Other assets	33,773	35,698

Total assets	$889,435	$872,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$674,443	$658,787
Borrowings	122,417	124,348
Other liabilities	11,415	11,757
Total liabilities	808,275	794,892

Stockholders’ equity	81,160	77,462

Total liabilities and stockholders’ equity	$889,435	$872,354

SELECTED OPERATING DATA:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars In Thousands / Unaudited)	2010	2009	2010	2009

Interest and dividend income	$10,058	$11,176	$20,267	$22,204
Interest expense	3,530	4,876	7,309	9,882
Net interest income	6,528	6,300	12,958	12,322

Provision for loan losses	252	1,440	422	1,930
Net interest income after provision for loan losses	6,276	4,860	12,536	10,392

Noninterest income	2,937	2,671	5,550	4,815
Noninterest expenses	8,165	8,445	16,302	16,039
Income (loss) before income taxes	1,048	(914)	1,784	(832)

Provision (benefit) for income taxes	335	(295)	578	(269)
Net income (loss)	$713	$(619)	$1,206	$(563)

SELECTED OPERATING DATA – Continued:

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Earnings (loss) per share:
Basic	$0.06	$(0.05)	$0.11	$(0.05)
Diluted	$0.06	$(0.05)	$0.11	$(0.05)

Weighted-average shares outstanding:
Basic	11,468,378	11,448,292	11,467,339	11,446,797
Diluted	11,477,615	11,448,292	11,471,957	11,446,797

SELECTED FINANCIAL RATIOS:

(Dollars in Thousands / Unaudited)	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2010	2009	2010	2009
Selected Performance Ratios:
Return on average assets (1)	0.32%	(0.29)%	0.28%	(0.13)%
Return on average equity (1)	3.54	(3.35)	3.04	(1.54)
Interest rate spread	2.88	2.78	2.91	2.74
Net interest margin	3.12	3.08	3.15	3.04
Efficiency ratio (2)	88.63	95.38	89.77	94.16

Asset Quality Ratios:
Allowance for loan losses			$4,878	$5,001
Allowance for loan losses as a percent of total loans			0.80%	0.79%
Allowance for loan losses as a percent of nonperforming loans			114.32	57.92
Nonperforming loans			$4,267	$8,635
Nonperforming loans as a percent of total loans			0.70%	1.36%
Nonperforming assets (3)			$6,012	$9,053
Nonperforming assets as a percent of total assets			0.68%	1.04%
(1)	Ratios have been annualized.
(2)
  Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-
  temporary impairment on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509